EXHIBIT 5.1
                                                                     -----------
April 30, 2003


Board of Directors
Simtek Corporation
4250 Buckingham Dr. #100
Colorado Springs, Colorado 80907

Re:      Simtek Corporation
         Registration Statement on Form SB-2

Ladies and Gentlemen:

As counsel for Simtek Corporation, a Colorado corporation (the "Company"), we have examined the above-referenced Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Registration Statement"), that the Company is filing with the Securities and Exchange Commission with respect to the registration of 9,615,384 shares of its common stock, par value $0.01 per share (the "Shares").

We have also examined the Company's Amended and Restated Articles of Incorporation, By-laws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.

Based on such investigation, it is our opinion that, when issued in accordance with the terms of the Debentures (as defined in that certain Convertible Loan Agreement, dated as of June 28, 2002, by and among Simtek, Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth & Income Trust, PLC, BFS US Special Opportunities Trust, PLC., and Renaissance Capital Group, Inc.), the Shares will be validly issued and will be fully paid and non-assessable. We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement. We further consent to the filing of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

Sincerely,

HOLME ROBERTS & OWEN LLP



By:  /S/ GARTH B. JENSEN
    -------------------------
    Garth B. Jensen, Partner